UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2019

DESTINATION MATERNITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21196	13-3045573
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

232 Strawbridge Drive

Moorestown, NJ 08057

(Address of principal executive offices)

Registrant’s telephone number, including area code: (856) 291-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 28, 2019, Andrea J. Funk informed the Board of Directors (the “Board”) of Destination Maternity Corporation (the “Company”) that she has decided to resign from the Board, effective immediately. Ms. Funk’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Current Board member Lisa Gavales will replace Ms. Funk as chair of the Nominating and Corporate Governance committee.

(d) On March 29, 2019, the Board appointed Mr. Gregory Kleffner to the Board of the Company to fill the vacancy created by the resignation of Ms. Funk. Mr. Kleffner will serve as a member of the Company’s Audit Committee and Compensation Committee. There are no arrangements or understandings between Mr. Kleffner and any other persons pursuant to which he was appointed as a director of the Company, he has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and he does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

      In connection with the appointment of Mr. Kleffner as a non-employee director of the Company, the Board granted him 4,000 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan. These shares of restricted stock will vest on the first anniversary of the grant date.

Item 7.01. Regulation FD Disclosure.

On April 1, 2019, the Company issued a press release in connection with the appointment of Mr. Kleffner as a director. A copy of the press release is furnished as exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 1, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

DESTINATION MATERNITY CORPORATION

Date: April 1, 2019	By:	/s/ Marla A. Ryan
Marla A. Ryan
Chief Executive Officer